Reflect Scientific Reaches Settlement of Secured Debenture

Orem, Utah -- (MARKETWIRE) --- March 9, 2010, Reflect Scientific, Inc. (OTC BB: RSCF), a provider of diverse products and services for the biotechnology, pharmaceutical and transportation industries announced the settlement of our current debenture.

Reflect Scientific reached an equitable settlement with Enable Capital Management LLC for a debenture that has been past due. The details are included in our most recent 8-K filed with the Securities and Exchange Commission.

Kim Boyce, CEO of Reflect Scientific remarked “We are very pleased that we could work with Enable to finalize this agreement. The increase in shareholder equity and substantial reduction in debt was certainly part of the goal. Now that this has been settled we can focus on our new Cleantech initiatives that we announced last week.”

Reflect’s patented zero emission technology, used in reefer [refrigerated] commercial transport trucks, server room cooling and low temperature freezers, addresses a $28 billion market. Our recently announced distribution outlet for the CB-40 trailer refrigeration system greatly expands Reflect’s market reach.  Discussions are in progress with major customers that are embracing the green nature of this technology and the cost savings that it can provide. Reflect’s management believes these discussions are strong indications of market interest in its technologies.

About Reflect Scientific, Inc.

Reflect Scientific, Inc., based in Orem, Utah, develops and markets innovative, proprietary technologies in cryogenic cooling for the biotechnology, pharmaceutical, medical, and transportation markets. Among Reflect Scientific's products are low temperature freezers and refrigerated systems for laboratory, transportation and server room uses. For more information, visit http://www.reflectscientific.com/.

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the Company’s products, increased levels of competition for the Company, new products and technological changes, the Company’s dependence on third-party suppliers, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

For more information, visit reflectscientific.com or contact Investor Relations:

Jim Painter

Emerging Markets Consulting, LLC

321-206-6682

jimpainter@emergingmarketsllc.com

www.emergingmarketsllc.com